As filed with the Securities and Exchange Commission on December 1, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	95-6881527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

(Address of Principal Executive Offices) (Zip Code)

Inducement Restricted Stock Units Award Agreement (Shareholder Success Plan)

Inducement Restricted Stock Units Award Agreement (Affordable Housing Plan)

Inducement Restricted Stock Units Award Agreement (Signing Bonus)

(Full title of the plan)

Jay Sugarman

Chief Executive Officer

Safehold Inc.

1114 Avenue of the Americas, 39th Floor

New York, New York 10036

(Name and address of agent for service)

(212) 930-9400

(Telephone number, including area code, of agent for service)

Copy to:

Julian T.H. Kleindorfer, Esq.
Lewis W. Kneib, Esq.
Alexa M. Berlin, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed, pursuant to General Instruction E of Form S-8, by Safehold Inc. (the “Company”) to register an additional 853,076 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable upon the vesting of restricted stock units granted to Michael Trachtenberg, in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual, to induce him to accept employment with the Company as its President. These awards were approved by the Compensation Committee of the Company’s Board of Directors outside of, but subject to certain administrative provisions generally consistent with, the Company’s 2009 Amended and Restated Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

We are not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission:

a)	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 6, 2025;

b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the Commission on May 7, 2025, August 6, 2025, and November 6, 2025;

c)	Our Current Reports on Form 8-K filed with the Commission on February 5, 2025 (Film No. 25593738), March 21, 2025, March 31, 2025, May 6, 2025 (Film No. 25917548), May 16, 2025, June 10, 2025, August 5, 2025 (Film No. 251185045), November 5, 2025 (Film No. 251454055) and November 26, 2025;

d)	Our Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders, filed by the Company with the SEC on March 31, 2025 (with respect to the information contained therein that is incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2024); and

e)	The description of our Common Stock contained in Exhibit 4.1 of our Current Report on Form 8-K filed with the Commission on April 4, 2023.

In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification and Limitation of Directors’ and Executive Officers’ Liability.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and executive officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation, in which the director or officer was adjudged liable to the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity;
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who served any predecessor of our company in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors and executive officers and (ii) our executive officers who are former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

3.1	Amended and Restated Charter of Safehold Inc. (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K, filed April 4, 2023).

3.2	Amended and Restated Bylaws of Safehold Inc. (incorporated by reference to Exhibit 3.4 to our Current Report on Form 8-K, filed April 4, 2023).

4.1	Form of Specimen Certificate Representing Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on April 4, 2023)

4.2*†+	Form of Inducement Restricted Stock Units Award Agreement (Shareholder Success Plan)

4.3*†+	Form of Inducement Restricted Stock Units Award Agreement (Affordable Housing Plan)

4.4*†	Form of Inducement Restricted Stock Units Award Agreement (Signing Bonus)

5.1*	Opinion of Venable LLP

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.
+	Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of December, 2025.

SAFEHOLD INC.

By:	/s/ Brett Asnas
By: Brett Asnas
Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jay Sugarman and Brett Asnas, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Jay Sugarman	Chief Executive Officer and Director	December 1, 2025
Jay Sugarman	(Principal Executive Officer)

/s/ Brett Asnas	Chief Financial Officer	December 1, 2025
Brett Asnas	(Principal Financial Officer)

/s/ Chris Uhlick	Chief Accounting Officer	December 1, 2025
Chris Uhlick	(Principal Accounting Officer)

/s/ Robin Josephs	Director	December 1, 2025
Robin Josephs

/s/ Jay Nydick	Director	December 1, 2025
Jay Nydick

/s/ Barry W. Ridings	Director	December 1, 2025
Barry W. Ridings

/s/ Stefan Selig	Director	December 1, 2025
Stefan Selig